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                                                                     EXHIBIT 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]

July 28, 1999


CONTINUUS SOFTWARE CORPORATION
108 Pacifica, Second Floor
Irvine, CA  92718

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Continuus Software Corporation (the "Company") of a Registration Statement on Form S-1, as amended (the "Registration Statement"), with the Securities and Exchange Commission, including a related prospectus filed with Registration Statement No. 333-76893, and the underwritten public offering of up to 3,565,000 shares of the Company's Common Stock, $.001 par value, including 465,000 shares of Common Stock for which the underwriters have been granted an over allotment option and 576,358 shares to be sold by certain selling shareholders (the "Shares").

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Certificate of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the shares of Common Stock will be sold by the underwriters at a price established by the Pricing Committee of the Board of Directors of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP


/s/ D. BRADLEY PECK

D. Bradley Peck